Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com
May 13, 2022

Barclays Dryrock Funding, LLC 100 S. West Street, Office 120 Wilmington, DE 19801
Re: Registration Statement on Form SF-3

We have acted as special counsel for Barclays Dryrock Funding, LLC, a Delaware limited liability company (“Funding”) in connection with the preparation of the Registration Statement on Form SF-3 (the “Registration Statement”), which has been filed as of the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of asset-backed notes (the “Notes”) of Barclays Dryrock Issuance Trust (the “Trust”) issued pursuant to the Amended and Restated Indenture, dated as of December 17, 2013, as amended by the First Amendment thereto, dated as of July 6, 2015 and the Omnibus Amendment to Indenture Supplements and Amended and Restated Indenture, dated as of September 21, 2018 (the “Base Indenture”), each between the Trust and U.S. Bank Trust Company, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”), as supplemented by an Indenture Supplement substantially in the form filed as Exhibit 4.4 to the Registration Statement (the “Indenture Supplement” and, together with the Base Indenture, the “Indenture”), between the Trust and the Indenture Trustee.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus (the “Prospectus”) relating to the Notes forming a part of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Notes.

We have examined an executed copy of the above captioned Registration Statement, the forms and executed documents filed as exhibits to, or incorporated by reference into, the Registration Statement and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”). We are familiar with the proceedings taken by Funding in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP
Barclays Dryrock Funding, LLC

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York (excluding any municipal laws), the Limited Liability Company Act of the State of Delaware and the Delaware Statutory Trust Act and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed for the purposes of the opinions set forth below that the Notes will be issued in series created as described in the Registration Statement and that the Notes will, at Funding’s direction, be sold for reasonably equivalent consideration.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;
B.	The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein;
C.	The Indenture Supplement with respect to each class or series of Notes that is executed and delivered will be in substantially the form we have examined, the transactions contemplated to occur under such document do in fact occur in accordance with the terms thereof and the Notes will be sold as described in the Registration Statement;
D.	All parties to the Transaction Documents (other than Funding and the Trust) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents;
E.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Transaction Documents have been duly authorized by all necessary organizational proceedings on the part of all parties (other than Funding and the Trust) to each such document; and (ii) the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than Funding and the Trust), enforceable against such parties in accordance with their respective terms; and
F.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

Mayer Brown LLP
Barclays Dryrock Funding, LLC

Based on such examination, and upon consideration of applicable law, we are of the opinion that when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture and sold in the manner described in the Registration Statement, any amendment thereto and the Prospectus relating thereto, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Note Trust and the holders of the Notes will be entitled to the benefits of the Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the use of our name therein and to the filing of this opinion as part of the Registration Statement, dated of even date herewith and to the references to this firm under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit thereto.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP